UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2018 (December 13, 2018)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55778 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement

On December 5, 2018, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) with IRC Elston Plaza, L.L.C., a Delaware limited liability company (the “Seller”). The Seller is not affiliated with the Company, RREEF America or any of their respective affiliates. On December 13, 2018, pursuant to the Assignment and Assumption of Purchase and Sale Agreement by and between RREEF America and RPT Elston Plaza, LLC (the “Buyer Entity”), a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through the Buyer Entity.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to purchase a grocery-anchored retail plaza located in Chicago, Illinois (the “Property”) for a gross purchase price of $28.35 million, exclusive of closing costs. The Property is comprised of two multi-tenant retail buildings containing 87,946 square feet with a total of 10 tenants and a freestanding building containing 4,860 square feet ground-leased to one tenant.

The acquisition of the Property is subject to certain conditions to closing, including, but not limited to: (1) the Seller’s satisfaction of various closing conditions contained in the Purchase Agreement; (2) the delivery of the required documents at closing; and (3) the receipt by the Company of certain tenant estoppels and subordination, non-disturbance and attornment agreements. There is no assurance that the Company will close the acquisition of the Property on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric M. Russell
Name:	Eric M. Russell
Title:	Chief Financial Officer

Date: December 19, 2018